Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS
THIRD QUARTER 2014 RESULTS AND PROVIDES OPERATIONAL UPDATE

DALLAS, Texas, November 5, 2014 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”), an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources, with an emphasis on oil and natural gas shale and other unconventional plays and with a current focus on its Eagle Ford operations in South Texas and its Permian Basin operations in Southeast New Mexico and West Texas, today reported financial and operating results for the three and nine months ended September 30, 2014. Headlines include:
For the third quarter ended September 30, 2014:

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Record average daily oil equivalent production in the quarter of 16,096 BOE, or barrels of oil equivalent, per day (consisting of 9,123 barrels of oil per day and 41.8 million cubic feet of natural gas per day), a year-over-year BOE increase of 19% from 13,482 BOE per day (consisting of 6,703 barrels of oil per day and 40.7 million cubic feet of natural gas per day) for the quarter ended September 30, 2013, and a sequential quarterly increase of 4% from 15,424 BOE per day (consisting of 8,809 barrels of oil per day and 39.7 million cubic feet of natural gas per day) produced in the second quarter of 2014.

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Record quarterly oil production of 839,000 barrels, a year-over-year increase of 36% from 617,000 barrels of oil produced in the quarter ended September 30, 2013, and a sequential increase of 5% from 802,000 barrels of oil produced in the quarter ended June 30, 2014.

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Natural gas production of 3.8 billion cubic feet, a year-over-year increase of 3% from 3.7 billion cubic feet produced in the quarter ended September 30, 2013, and a sequential increase of 7% from 3.6 billion cubic feet produced in the quarter ended June 30, 2014.

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Oil and natural gas revenues of $96.6 million, a year-over-year increase of 18% from $81.9 million reported for the quarter ended September 30, 2013, and a sequential decrease of 2% from $99.1 million reported for the quarter ended June 30, 2014. The weighted average oil price realized by the Company decreased 11% from $104.15 per barrel in the third quarter of last year to $92.39 per barrel in the third quarter of this year, and decreased 6% sequentially from $97.92 per barrel realized in the second quarter of this year. The weighted average natural gas price realized by the Company increased 5% from $4.71 per Mcf in the third quarter of 2013 to $4.95 per Mcf for the third quarter ended September 30, 2014, but decreased 13% sequentially from $5.69 per Mcf realized for the second quarter ended June 30, 2014.

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Adjusted EBITDA, or earnings before interest, taxes, depletion, depreciation, amortization and other items, of $66.8 million, a year-over-year increase of 9% from $61.5 million reported for the quarter ended September 30, 2013, and a sequential decrease of 4% from $69.5 million reported for the quarter ended June 30, 2014. The 11% decrease in the weighted average oil price realized during the third quarter of 2014, or $11.76 per barrel, compared to the third quarter of 2013 amounted to approximately $10 million less in oil revenues, and consequently, reduced Adjusted EBITDA accordingly (excluding any potential hedging impacts).

For the nine months ended September 30, 2014:

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Record average daily oil equivalent production for the nine months ended September 30, 2014 of 14,490 BOE per day (consisting of 8,432 barrels of oil per day and 36.3 million cubic feet of natural gas per day), a year-over-year BOE increase of 24% from 11,663 BOE per day (consisting of 5,584 barrels of oil per day and 36.5 million cubic feet of natural gas per day) for the nine months ended September 30, 2013.

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Record total oil production for the nine months ended September 30, 2014 of 2,302,000 barrels of oil, a year-over-year increase of 51% from 1,524,000 barrels of oil produced in the nine months ended September 30, 2013. Oil production for the nine months ended September 30, 2014 exceeded the 2,133,000 barrels of oil produced in all of 2013.

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Natural gas production of 9.9 billion cubic feet for the nine months ended September 30, 2014, essentially flat compared to 10.0 billion cubic feet of natural gas produced in the nine months ended September 30, 2013.

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Record oil and natural gas revenues for the first nine months of 2014 of $274.6 million, a year-over-year increase of 38% from $199.4 million reported for the first nine months of 2013. Oil and natural gas revenues for the nine months ended September 30, 2014 also exceeded the $269.0 million in oil and natural gas revenues reported for all of 2013. The weighted average oil price realized by the Company decreased 8% from $103.34 per barrel in the first nine months of 2013 to $95.45 per barrel in the first nine months of 2014. The weighted average natural gas price realized by the Company increased 32% from $4.20 per Mcf for the nine months ended September 30, 2013 to $5.53 per Mcf for the nine months ended September 30, 2014.

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Record Adjusted EBITDA of $192.6 million for the first nine months of 2014, a year-over-year increase of 35% from $142.9 million reported for the nine months ended September 30, 2013. Adjusted EBITDA for the nine months ended September 30, 2014 exceeded the $191.8 million reported for all of 2013. The 8% decrease in the weighted average oil price realized in the first nine months of 2014, or $7.89 per barrel, amounted to approximately $18 million less in oil revenues, and consequently, reduced Adjusted EBITDA accordingly (excluding any potential hedging impacts).

Additional Highlights:

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Record total proved oil and natural gas reserves of 61.0 million BOE at September 30, 2014, including 21.5 million barrels of oil and 236.7 billion cubic feet of natural gas, with a PV-10 of $952.0 million (Standardized Measure of $835.1 million). These reserves estimates were prepared in accordance with the SEC’s rules for oil and natural gas reserves reporting by Matador’s engineering staff and were audited by an independent engineering firm, Netherland, Sewell & Associates, Inc. Total proved oil and natural gas reserves at September 30, 2014 increased 38% from 44.2 million BOE at September 30, 2013 and 18% from 51.7 million BOE at December 31, 2013. The PV-10 of $952.0 million calculated in accordance with the SEC’s rules at September 30, 2014 increased 77% from $538.6 million at September 30, 2013 and 45% from $655.2 million at December 31, 2013. Proved oil reserves increased 55% to 21.5 million barrels at September 30, 2014 as compared to 13.9 million barrels at September 30, 2013, and increased 32% as compared to 16.4 million barrels at December 31, 2013. The average oil and natural gas prices, respectively, used in preparing these estimates, as further adjusted for those factors affecting the oil and natural gas prices received at the wellhead, were $95.56 per barrel and $4.236 per MMBtu at September 30, 2014, compared to $93.42 per barrel and $3.670 per MMBtu at December 31, 2013 and compared to $91.69 per barrel and $3.605 per MMBtu at September 30, 2013.

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Added approximately 27,700 gross (20,200 net) acres in the Permian Basin primarily in Loving County, Texas and Lea and Eddy Counties, New Mexico between January 1 and October 1, 2014, bringing the Company’s total acreage position in the Permian Basin to approximately 98,400 gross (65,000 net) acres.

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In early October 2014, Matador’s average daily oil equivalent production increased to more than 20,000 BOE per day for the first time in the Company’s history as a result of initial production from new wells drilled and completed late in the third quarter and temporarily shut-in wells being returned to production. For the full month of October 2014, Matador’s average daily oil equivalent production was approximately 21,800 BOE per day, including 12,100 barrels of oil per day and 57.8 million cubic feet of natural gas per day, a 35% increase from the average daily oil equivalent production of 16,096 BOE per day reported for the third quarter of 2014.

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Reaffirmed its 2014 guidance metrics as revised upwards on October 14, 2014, including (1) estimated capital expenditures of $570 million, (2) estimated total natural gas production of 16.0 to 17.5 billion cubic feet, (3) estimated total oil and natural gas revenues of $380 to $400 million, (4) estimated Adjusted EBITDA of $270 to $290 million and (5) estimated total oil production of 3.2 to 3.3 million barrels. Further, based on its October production results, the Company is now guiding investors to the high end of its upwardly revised oil production guidance, but is maintaining its present guidance for oil and natural gas revenues and Adjusted EBITDA for 2014 due to the recent downward trend in oil prices.

Third Quarter and Year-to-Date 2014 Operating and Financial Results

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “The Matador staff delivered another strong performance in the third quarter of 2014. Our total oil equivalent production and total oil production were record quarterly numbers for Matador. Since we achieved this growth despite having 15 to 20% of our total production capacity temporarily shut in at various times during the third quarter, the fourth quarter of this year is expected to be even better as evidenced by our October 2014 production. For the nine months ended September 30, 2014, our total oil equivalent production of 4.0 million BOE, total oil production of 2.3 million barrels, oil and natural gas revenues of $275 million and Adjusted EBITDA of $193 million were all record results for any nine-month period in our Company’s history. In the nine months ended September 30, 2014, Matador’s oil production, oil and natural gas revenues, and Adjusted EBITDA have already exceeded the respective total results for these metrics reported for the full-year 2013.

“In early October 2014, Matador’s average daily equivalent oil production increased to more than 20,000 BOE per day for the first time in Company history. For the month of October 2014, Matador’s average daily oil equivalent production was approximately 21,800 BOE per day, consisting of 12,100 barrels of oil per day and 57.8 million cubic feet of natural gas per day, a 35% increase from average daily oil equivalent production of 16,096 BOE per day reported in the third quarter of 2014. This sharp increase in production was attributable to initial production from several new wells in the Eagle Ford, Permian Basin and Haynesville, as well as from temporarily shut-in wells being returned to production. Recently, we increased our oil production guidance for 2014 from a range of 2.8 to 3.1 million barrels to a range of 3.2 to 3.3 million barrels, and as a result of this strong October production performance, we are now pleased to point investors to the high end of our oil production guidance range for 2014.

“Matador continues to be very pleased with the execution of its Eagle Ford development drilling program in South Texas, its combination of delineation and development drilling in the Permian Basin and the results of the Haynesville shale development wells in Northwest Louisiana that Chesapeake is drilling and completing on our Elm Grove properties. Each area has contributed to the recent surge in our total production. In the Eagle Ford, our downspacing efforts continue to deliver very positive results, and we expect to develop the remaining portions of our central and western Eagle Ford acreage on 40 to 50-acre spacing. Our initial wells in the Permian Basin continue to exceed our expectations. In mid-October, we were very pleased to report the results of our two most recent completions in our Wolf prospect area, the Johnson 44-02S-B53 #204H and the Arno #1H wells, both of which had 24-hour initial potential rates in excess of 1,100 BOE per day at more than 4,000 psi flowing surface pressure. In addition, our acreage position in the Permian Basin continues to grow and, as of October 1, 2014, included approximately 98,400 gross and 65,000 net acres. In the Haynesville, Chesapeake has completed and placed nine new wells on production, and each of these nine wells continues to produce between 8 and 12 million cubic feet (gross) of natural gas per day, representing a total of approximately 17 million cubic feet of natural gas per day net to Matador’s interest.

“Like others, we are mindful of the recent decline in oil prices and are considering any adjustments that may be needed to our operating plans and capital expenditures for 2015. Should oil prices remain in the $80 per barrel range or lower, we will be cautious with our spending and anticipate that our 2015 capital expenditures could be lower than or flat as compared to our 2014 capital expenditures, with the Company continuing to rely on only a modest amount of debt in a sustainable fashion to fund any outspend of capital. Even with relatively flat capital expenditures in 2015 and primary reliance on cash flows, we anticipate that the increase in our total oil equivalent production should still approach 50% in 2015, particularly as a result of the strong growth in both oil and natural gas production we anticipate in the fourth quarter of 2014 and into early 2015. Further, given our strong balance sheet and financial position, an environment of declining oil prices may also provide additional and creative opportunities to continue to grow the acreage position in our core operating areas, and particularly in the Permian Basin, at attractive prices. As always, we remain alert to economic circumstances and expect to adjust our capital expenditures as the situation requires.”

Production, Revenues, Adjusted EBITDA and Net Income

Production and Revenues
Total oil equivalent production for the third quarter of 2014 was 1.5 million BOE, a new record for Matador. Average daily oil equivalent production for the third quarter of 2014 was 16,096 BOE per day, of which 9,123 barrels per day, or 57%, was oil and 41.8 million cubic feet per day, or 43%, was natural gas. Not only was this quarterly oil equivalent production the best in the Company’s history, but total oil production for the third quarter of 2014 of 839,000 barrels and average daily oil production of 9,123 barrels per day were also record quarterly results. The Company achieved these results despite having as much as 15 to 20% of total production capacity shut in or restricted at various times during the third quarter while offsetting wells were being drilled and completed and pipeline connections were being made. For the month of October 2014, Matador’s average daily oil equivalent production was approximately 21,800 BOE per day, including 12,100 barrels of oil per day and 57.8 million cubic feet of natural gas per day, a 35% increase from the average daily oil equivalent production of 16,096 BOE per day reported for the third quarter of 2014.

Our oil and natural gas revenues increased 18% from $81.9 million for the three months ended September 30, 2013 to $96.6 million for the three months ended September 30, 2014. The weighted average oil price realized by the Company declined 11% from $104.15 per barrel in the third quarter of 2013 to $92.39 per barrel in the third quarter of 2014, resulting in a net change of $11.76 per barrel. Partially mitigating the decline in oil price, the weighted average natural gas price increased 5% from $4.71 per Mcf to $4.95 per Mcf, resulting in a net change of $0.24 per Mcf. This increase in oil and natural gas revenues included an increase in oil revenues of $13.3 million and an increase in natural gas revenues of $1.4 million for the three months ended September 30, 2014 as compared to the three months ended September 30, 2013. Oil revenues increased 21% from $64.2 million for the three months ended September 30, 2013 to $77.5 million for the three months ended September 30, 2014. This increase in oil revenues reflects the increase in oil production by 36% from 617,000 barrels of oil in the third quarter of 2013, or 6,703 barrels of oil per day, to 839,000 barrels of oil in the third quarter of 2014, or 9,123 barrels of oil per day, which more than offsets the 11% decrease in the weighted average realized oil price noted above. The 11% decrease in the weighted average realized oil price during the third quarter of 2014, a year-over-year decline of $11.76 per barrel, amounted to approximately $10 million less in oil revenues during the third quarter of 2014. The increase in oil production this year was attributable to faster drilling operations and better completions in the Eagle Ford shale, as well as better-than-expected initial production contributions from newly drilled wells in the Permian Basin.

Natural gas revenues increased 8% from $17.6 million for the three months ended September 30, 2013 to $19.1 million for the three months ended September 30, 2014. The increase in natural gas revenues resulted from a higher weighted average natural gas price of $4.95 per Mcf realized during the third quarter of 2014 as compared to $4.71 per Mcf realized during the third quarter of 2013, as well as a 3% increase in natural gas production from 3.7 billion cubic feet of natural gas in the third quarter of 2013 to 3.8 billion cubic feet of natural gas in the third quarter of 2014. This 5% increase in the weighted average realized natural gas price during the third quarter of 2014, or $0.24 per Mcf, amounted to approximately $900,000 more in natural gas revenues during the third quarter of 2014. The increase in natural gas production was primarily attributable to faster drilling operations and better completions in both South Texas and the Permian Basin, as well as initial production contributions from newly drilled non-operated wells in the Haynesville shale in Northwest Louisiana during the three months ended September 30, 2014.

Oil and oil equivalent production results for the nine months ended September 30, 2014 were also the best in Matador’s history. Average daily oil equivalent production increased 24% from 11,663 BOE per day (48% oil) during the nine months ended September 30, 2013 to 14,490 BOE per day (58% oil) during the nine months ended September 30, 2014. Oil production increased 51% from 1.5 million barrels of oil, or 5,584 barrel of oil per day, in the nine months ended September 30, 2013 to approximately 2.3 million barrels of oil, or 8,432 barrels of oil per day, during the nine months ended September 30, 2014. In fact, Matador’s oil production of 2.3 million barrels for the nine months ended September 30, 2014 has exceeded the 2.1 million barrels of oil the Company produced during the full year of 2013. Natural gas production remained essentially flat between the periods, decreasing slightly from 10.0 billion cubic feet, or 36.5 million cubic feet per day, during the first nine months of 2013, to 9.9 billion cubic feet, or 36.3 million cubic feet per day, during the first nine months of 2014. Matador’s natural gas production is expected to increase sharply in the fourth quarter of 2014 primarily as a result of additional high-rate Elm Grove Haynesville shale wells being drilled and placed on production by a subsidiary of Chesapeake Energy Corporation (“Chesapeake”).

Oil and natural gas revenues increased 38% from $199.4 million in the nine months ended September 30, 2013 to $274.6 million for the nine months ended September 30, 2014. This increase in oil and natural gas revenues included an increase in oil revenues of $62.2 million and an increase in natural gas revenues of $13.1 million for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013. Oil and natural gas revenues of $274.6 million for the nine months ended September 30, 2014 exceeded the $269.0 million reported for the full year of 2013.

Oil revenues increased by 39% from $157.5 million in the nine months ended September 30, 2013 to $219.7 million for the nine months ended September 30, 2014. This increase reflects the increase in oil production by 51% from 1,524,000 barrels of oil, or 5,584 barrels of oil per day, in the nine months ended September 30, 2013 to 2,302,000 barrels of oil, or 8,432 barrels of oil per day, for the nine months ended September 30, 2014. The increased revenues attributable to increased production were partially offset by an 8% decline in the weighted average oil price received from $103.34 per barrel in the nine months ended September 30, 2013 to $95.45 per barrel for the nine months ended September 30, 2014. The 8% decrease in the weighted average oil price realized during the first nine months of 2014, or $7.89 per barrel, amounted to approximately $18 million less in oil revenues during the nine months ended September 30, 2014.

Natural gas revenues increased by 31% from $41.8 million reported in the nine months ended September 30, 2013 to $54.9 million for the nine months ended September 30, 2014. The increase in natural gas revenues resulted from a 32% higher weighted average natural gas price of $5.53 per Mcf realized during the nine months ended September 30, 2014 as compared to a weighted average natural gas price of $4.20 per Mcf realized during the nine months ended September 30, 2013. The 32% increase in the weighted average natural gas price realized during the first nine months of 2014, or $1.33 per Mcf, amounted to approximately $13 million in additional natural gas revenues during the nine months ended September 30, 2014.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, increased 9% year-over-year from $61.5 million in the third quarter of 2013 to $66.8 million in the third quarter of 2014. This increase occurred despite an 11% decrease in the weighted average oil price realized ($11.76 per barrel), partially offset by a 5% increase in the weighted average natural gas price realized ($0.24 per Mcf) between the comparable periods, as noted above. Sequentially, Adjusted EBITDA decreased 4% as compared to $69.5 million reported for the second quarter of 2014, primarily due to the 6% decrease in the weighted average oil price realized from $97.92 per barrel in the second quarter of 2014 to $92.39 per barrel in the third quarter of 2014, amounting to $5.53 per barrel, and to the 13% decrease in the weighted average natural gas price realized from $5.69 per Mcf in the second quarter of 2014 to $4.95 per Mcf in the third quarter of 2014, amounting to $0.74 per Mcf. The 11% year-over-year decrease in the weighted average oil price realized during the three months ended September 30, 2014, or $11.76 per barrel, amounted to approximately $10 million less in oil revenues and, consequently, reduced Adjusted EBITDA by a corresponding amount (excluding any potential realized hedging impacts) during the third quarter of 2014.

Adjusted EBITDA increased 35% from $142.9 million for the nine months ended September 30, 2013 to $192.6 million for the nine months ended September 30, 2014. Adjusted EBITDA of $192.6 million for the nine months ended September 30, 2014 exceeded Adjusted EBITDA of $191.8 million reported for the full year of 2013. This increase in Adjusted EBITDA was primarily attributable to the 51% increase in oil production between the respective periods, but was partially offset by an 8% decrease in the weighted average oil price realized from $103.34 per barrel to $95.45 per barrel ($7.89 per barrel) between the comparable periods. This 8% decrease in the weighted average oil price realized during the first nine months of 2014, or $7.89 per barrel, amounted to approximately $18 million less in oil revenues and, consequently, reduced Adjusted EBITDA by a corresponding amount (excluding any potential realized hedging impacts) during the nine months ended September 30, 2014.

For a definition of Adjusted EBITDA and a reconciliation of net income (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDA (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Net Income

For the quarter ended September 30, 2014, Matador reported (GAAP) net income of $29.6 million, a 47% year-over-year increase, and earnings of $0.40 per diluted common share as compared to net income of $20.1 million and earnings of $0.35 per diluted common share for the quarter ended September 30, 2013, and a sequential increase of 63% as compared to net income of $18.2 million and earnings of $0.26 per diluted common share for the quarter ended June 30, 2014. The Company’s earnings per share for the quarter ended September 30, 2014 were favorably impacted by growth in oil and natural gas production and by a non-cash unrealized gain on derivatives of $16.3 million recorded during the quarter, primarily resulting from the Company’s oil hedging activities, but were unfavorably impacted by an 11% decline in oil prices of $11.76 per barrel, partially offset by a 5% increase in natural gas prices of $0.24 per Mcf realized during the third quarter of 2014, and by 27% additional weighted average common shares outstanding as compared to the third quarter of 2013. The unrealized gain on derivatives was also primarily attributable to the decline in oil futures prices during the third quarter of 2014. The Company’s earnings per share last year for the quarter ended September 30, 2013 were favorably impacted by (1) growth in oil and natural gas production and revenues and (2) a small deferred income tax provision recorded during the quarter, but such earnings per share were unfavorably impacted by an unrealized loss on derivatives of $9.3 million recorded during the quarter, primarily resulting from the Company’s oil hedging activities. The Company had weighted average common shares outstanding of 74.0 million on a diluted basis at September 30, 2014 as compared to weighted average common shares outstanding of 58.2 million on a diluted basis at September 30, 2013.

For the nine months ended September 30, 2014, Matador reported net income of $64.2 million, a 116% year-over-year increase, and earnings of $0.92 per diluted common share as compared to net income of $29.7 million and earnings of $0.53 per diluted common share for the nine months ended September 30, 2013. The Company’s earnings per share for the nine months ended September 30, 2014 were favorably impacted by (1) growth in oil and natural gas production and revenues, (2) continuing improvements in reducing lease operating expenses and (3) a non-cash unrealized gain on derivatives of $8.0 million recorded during the nine month period, primarily from the Company’s oil hedging activities, but were unfavorably impacted by an 8% decline in oil prices of $7.89 per barrel, partially offset by a 32% increase in natural gas prices of $1.33 per Mcf realized year-over-year. The unrealized gain on derivatives was also primarily attributable to the decline in oil futures prices during the nine months ended September 30, 2014. The Company’s earnings per share for the nine months ended September 30, 2013 were favorably impacted by (1) growth in oil and natural gas production and revenues, (2) a small deferred income tax provision recorded during the period and (3) 20% fewer weighted average common shares outstanding, but such earnings per share were unfavorably impacted by an unrealized loss on derivatives of $6.6 million recorded during the period, primarily resulting from the Company’s oil hedging activities, and by a full-cost ceiling impairment of $13.7 million (impairment charge of $21.2 million and a deferred income tax credit of $7.5 million) recorded during the first quarter of 2013 that was reflected in the Company’s condensed consolidated statement of operations for the nine months ended September 30, 2013.

Summary of Sequential Financial Results

•	Average daily oil equivalent production increased 4% from 15,424 BOE per day in the second quarter of 2014 to 16,096 BOE per day in the third quarter of 2014.

•	Oil production increased 5% from 802,000 barrels, or 8,809 barrels of oil per day, in the second quarter of 2014 to 839,000 barrels, or 9,123 barrels of oil per day, in the third quarter of 2014.

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Natural gas production increased 7% from 3.6 billion cubic feet, or 39.7 million cubic feet of natural gas per day, in the second quarter of 2014 to 3.8 billion cubic feet, or 41.8 million cubic feet of natural gas per day, in the third quarter of 2014.

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Oil and natural gas revenues decreased 2% from $99.1 million in the second quarter of 2014 to $96.6 million in the third quarter of 2014 due to the decline in commodity prices and despite the 5% increase in oil production and the 7% increase in natural gas production in the third quarter of 2014 as compared to the second quarter of 2014. The Company realized a weighted average oil price of $92.39 per barrel and a weighted average natural gas price of $4.95 per Mcf during the third quarter of 2014 as compared to $97.92 per barrel and $5.69 per Mcf, respectively, during the second quarter of 2014.

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Adjusted EBITDA decreased 4% from $69.5 million in the second quarter of 2014 to $66.8 million in the third quarter of 2014 due primarily to the decline in commodity prices in the third quarter of 2014 as noted above.

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Net income increased 63% from $18.2 million in the second quarter of 2014 to $29.6 million in the third quarter of 2014. The decline in commodity prices, and particularly in oil futures prices, resulted in a before-tax, non-cash unrealized gain on derivatives of $16.3 million in the third quarter of 2014. The increase in net income between the second and third quarters of 2014 is primarily attributable to this non-cash unrealized gain on derivatives.

Operating Expenses

Production Taxes and Marketing

Production taxes and marketing expenses increased 31% on an absolute basis, but only 10% on a unit-of-production basis, from $6.6 million (or $5.29 per BOE) for the three months ended September 30, 2013 to $8.6 million (or $5.82 per BOE) for the three months ended September 30, 2014. This increase was primarily due to the increase in oil and natural gas revenues by approximately 18% during the three months ended September 30, 2014 as compared to the three months ended September 30, 2013, and to the additional taxes and expenses associated with the increase in oil production and associated oil revenues during the three months ended September 30, 2014 as compared to the three months ended September 30, 2013. Oil comprised 57% of the Company’s total production volume in the third quarter of 2014 as compared to 50% of total production by volume in the third quarter of 2013. Production taxes and marketing expenses increased from $15.1 million (or $4.74 per BOE) for the nine months ended September 30, 2013 to $23.7 million (or $6.00 per BOE) for the nine months ended September 30, 2014.

Lease Operating Expenses (“LOE”)

Lease operating expenses increased 60% on an absolute basis, but only 34% on a unit-of-production basis, from $8.6 million (or $6.91 per BOE) for the three months ended September 30, 2013 to $13.7 million (or $9.25 per BOE) for the three months ended September 30, 2014, primarily due to the higher percentage of oil produced in the third quarter of 2014. Oil production was 57% of total production by volume in the third quarter of 2014 as compared to 50% of total production by volume in the third quarter of 2013. Between these respective periods, total oil and natural gas production increased 19% from approximately 1.2 million BOE to approximately 1.5 million BOE, including an increase in oil production of 36% from 617,000 barrels to 839,000 barrels. The increase in lease operating expenses was also attributable to increased costs associated with initial oil production operations in the Permian Basin. These increased costs were the result of (1) higher fixed costs associated with additional personnel required to oversee operations, (2) increased salt water disposal costs due to the higher initial volumes of water being produced by these wells as compared to wells in the Eagle Ford shale, (3) higher per barrel rates being charged for salt water disposal in the Permian Basin as compared to the Eagle Ford shale in South Texas and (4) the overall increase in oil production between the comparable periods in both areas. Lease operating expenses on a unit-of-production basis are expected to decline in the fourth quarter of 2014 as a result of economies of scale and improved operational efficiencies attributable to the growing production in the Permian Basin, as well as additional natural gas production coming on line from the Haynesville shale, which typically requires much lower operating costs to produce than Matador’s oil production in the Eagle Ford shale and the Permian Basin. For the nine months ended September 30, 2014, lease operating expenses increased 17% on an absolute basis, but decreased 6% on a unit-of-production basis, from $29.6 million (or $9.30 per BOE) for the three months ended September 30, 2013 to $34.8 million (or $8.78 per BOE) for the nine months ended September 30, 2014. The decrease in year-over-year unit-of-production operating expenses is primarily attributable to improved operational efficiencies in the Eagle Ford shale year-over-year, as well as to the 24% increase in total oil equivalent production between the comparable periods.

Depletion, depreciation and amortization (“DD&A”)

As a result of Matador’s higher oil equivalent year-over-year production volumes, depletion, depreciation and amortization expenses increased 35% on an absolute basis from $26.1 million for the three months ended September 30, 2013 to $35.1 million for the three months ended September 30, 2014. The 35% increase in total DD&A expenses was primarily attributable to the increase in total oil and natural gas production from 1.2 million BOE in the third quarter of 2013 to approximately 1.5 million BOE during the third quarter of 2014. On a unit-of-production basis, however, DD&A expenses increased only 13% from $21.06 per BOE for the three months ended September 30, 2013 to $23.73 per BOE for the three months ended September 30, 2014. The increase in DD&A expenses also reflects the higher percentage of oil production and oil reserves year-over-year. DD&A expenses increased 22% on an absolute basis from $74.6 million for the nine months ended September 30, 2013 to $91.0 million for the nine months ended September 30, 2014. Notably, on a unit-of-production basis, DD&A expenses decreased 2% from $23.43 per BOE for the nine months ended September 30, 2013 to $23.00 per BOE for the nine months ended September 30, 2014.

General and administrative (“G&A”)

General and administrative expenses increased 50% from $5.4 million (or $4.35 per BOE) for the three months ended September 30, 2013 to $8.1 million (or $5.47 per BOE) for the three months ended September 30, 2014. The increase in G&A expenses for the three months ended September 30, 2014 was largely attributable to increased payroll expenses associated with additional personnel joining Matador between the respective periods to support Matador’s increased land, geoscience, drilling, completion and production operations. Matador has added approximately 40 employees to its staff in the last twelve months to support its current and anticipated activity levels, as well as the increasing demands of operating a public company. G&A expenses included non-cash stock-based compensation expense of $1.2 million for the three months ended September 30, 2013 and $1.0 million for the three months ended September 30, 2014. The decrease in stock-based compensation expense is primarily attributable to a decrease in the fair-value of liability-based stock options between the comparable periods. The Company’s G&A expenses increased 26% on a unit-of-production basis from $4.35 per BOE for the three months ended September 30, 2013 to $5.47 per BOE for the three months ended September 30, 2014. G&A expenses increased from $14.1 million (or $4.44 per BOE) for the nine months ended September 30, 2013 to $23.4 million (or $5.92 per BOE) for the nine months ended September 30, 2014. G&A expenses included non-cash stock-based compensation expense of $4.7 million for the nine months ended September 30, 2014 as compared to $2.8 million for the nine months ended September 30, 2013. The Company believes these equity awards have helped Matador attract, retain and incentivize its growing geological, engineering, operational, land, legal and accounting staff.

Proved Reserves and PV-10

At September 30, 2014, Matador’s estimated total proved oil and natural gas reserves were 61.0 million BOE, including 21.5 million barrels of oil and 236.7 billion cubic feet of natural gas, with a PV-10, a non-GAAP financial measure, of $952.0 million (Standardized Measure of $835.1 million) in accordance with SEC rules as compared to estimated total proved oil and natural gas reserves of 51.7 million BOE, including 16.4 million barrels of oil and 212.2 billion cubic feet of natural gas, with a PV-10 of $655.2 million (Standardized Measure of $578.7 million) at December 31, 2013, and as compared to estimated total proved oil and natural gas reserves of 44.2 million BOE, including 13.9 million barrels of oil and 182.0 billion cubic feet of natural gas, with a PV-10 of $538.6 million (Standardized Measure of $486.1 million) at September 30, 2013. Total proved reserves of 61.0 million BOE at

September 30, 2014 represented a 38% year-over-year increase as compared to 44.2 million BOE at September 30, 2013, and an 18% sequential nine-month increase as compared to 51.7 million BOE at December 31, 2013. The PV-10 of $952.0 million at September 30, 2014 represented a 77% year-over-year increase as compared to $538.6 million at September 30, 2013, and a 45% sequential nine-month increase as compared to $655.2 million at December 31, 2013.

Matador reports its production and estimated proved reserves in two streams: oil and natural gas, including both dry and liquids-rich natural gas. Where the Company produces liquids-rich natural gas, as Matador does in the Eagle Ford shale in South Texas and the Permian Basin, the economic value of the natural gas liquids associated with the natural gas is included as an uplift to the estimated natural gas wellhead price on those properties where the natural gas liquids are extracted and sold. The reserves estimates in all periods presented were prepared by the Company’s internal engineering staff and audited by an independent reservoir engineering firm, Netherland, Sewell & Associates, Inc. These reserves estimates were prepared in accordance with the SEC’s rules for oil and natural gas reserves reporting and do not include any unproved reserves classified as probable or possible that might exist on Matador’s properties. The unweighted arithmetic averages of first-day-of-the-month oil and natural gas prices, respectively, used in preparing these estimates were $95.56 per barrel and $4.236 per MMBtu for the period from October 2013 through September 2014, $93.42 per barrel and $3.670 per MMBtu for the period from January 2013 through December 2013 and $91.69 per barrel and $3.605 per MMBtu for the period from October 2012 through September 2013. These prices were adjusted by property for quality, energy content, regional price differentials, transportation fees, marketing deductions and other factors affecting the oil and natural gas prices received at the wellhead.

Proved oil reserves increased 55% year-over-year from 13.9 million barrels at September 30, 2013 to 21.5 million barrels at September 30, 2014, and increased 32% on a sequential nine-month basis from 16.4 million barrels at December 31, 2013. Proved natural gas reserves increased 30% year-over-year from 182.0 billion cubic feet at September 30, 2013 to 236.7 billion cubic feet at September 30, 2014 and increased 12% on a sequential nine-month basis from 212.2 billion cubic feet at December 31, 2013. At September 30, 2014, approximately 41% of the Company’s total proved reserves were proved developed reserves, 35% were oil and 65% were natural gas. By comparison, at December 31, 2013, approximately 33% of the Company’s total proved reserves were proved developed reserves, 32% were oil and 68% were natural gas.

As a result of its drilling and completion activities in West Texas and Southeast New Mexico in 2014, Matador’s Permian Basin oil and natural gas reserves are becoming a more significant component of the Company’s total oil and natural gas reserves. Matador’s estimated Permian Basin proved oil and natural gas reserves have increased from 1.4 million BOE at December 31, 2013, or only 3% of the Company’s total proved oil and natural gas reserves, including 1.1 million barrels of oil and 1.5 billion cubic feet of natural gas, to 7.8 million BOE, including 5.0 million barrels of oil and 16.7 billion cubic feet of natural gas, accounting for 13% of the Company’s total proved oil and natural gas reserves at September 30, 2014.

For a reconciliation of Standardized Measure (GAAP) to PV-10 (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operations Update

Matador’s 2014 drilling activity continues to be focused on increasing oil production and reserves in South Texas in the Eagle Ford shale play, while expanding delineation and development efforts and building reserves in the Permian Basin in Southeast New Mexico and West Texas. At September 30, 2014, the Company had two contracted drilling rigs operating on its Eagle Ford acreage in South Texas and two contracted drilling rigs operating in the Permian Basin. Matador expects to add at least one additional rig in the Permian Basin at the beginning of 2015 and is working with its drilling contractor to add custom features to this rig specifically tailored to its planned drilling operations in the Permian Basin. Periodically, Matador has released information about its wells, notably 24-hour initial potential tests. These 24-hour initial potential tests are conducted over a full 24-hour stabilized flow period on a constant choke size, typically after several days of cleanup following stimulation, and reflect the average production rates and pressures achieved during that full 24-hour period. Further, Matador has also continued to release longer-term production information from its wells, particularly in the Permian Basin, as Matador believes these longer production tests (for 90 days or more) provide more meaningful information, particularly for its high oil-cut wells where the favorable impacts of Matador’s gas lift assist operations start to become more apparent.

Permian Basin - Southeast New Mexico and West Texas

Wolf Prospect Area

On October 14, 2014, Matador announced that the Johnson 44-02S-B53 #204H well in the Wolf prospect area of Loving County, Texas flowed 1,286 BOE per day, including 793 barrels of oil per day and 3.0 million cubic feet of natural gas per day (62% oil), at approximately 4,000 pounds per square inch (“psi”) surface pressure on a 24/64th inch choke during its 24-hour initial potential test. This well was completed in the upper portion of the geopressured Wolfcamp formation, the Wolfcamp “A,” at approximately 11,200 feet true vertical depth. Matador drilled a 4,600-ft horizontal lateral in the Johnson 44-02S-B53 #204H well and completed the well with 19 frac stages, including approximately 200,000 barrels of fluid and 9.4 million pounds of sand. The Johnson 44-02S-B53 #204H well continued to perform very well in its first thirty days on production at a constant choke size, averaging 1,164 BOE per day, including 718 barrels of oil per day and 2.7 million cubic feet of natural gas per day (62% oil), at approximately 3,500 psi flowing surface pressure on a 24/64th inch choke.

Also in the Wolf prospect area, the Arno #1H well flowed 1,110 BOE per day, including 300 barrels of oil per day and 4.9 million cubic feet of natural gas per day (27% oil), at approximately 4,100 psi surface pressure on a 26/64th inch choke during its 24-hour initial potential test. This well was also completed in the Wolfcamp “A” bench at approximately 10,600 feet true vertical depth. Matador drilled a 5,400-ft horizontal lateral in the Arno #1H well and completed the well with 22 frac stages, including 226,000 barrels of fluid and 10.6 million pounds of sand. This well is currently shut-in while county road repairs are being completed following the recent flooding in this area. Matador anticipates production from this well to resume in about 10 days.

The Johnson 44-02S-B53 #204H and the Arno #1H wells are the third and fourth successful tests of the Wolfcamp “A” bench in Matador’s Wolf prospect area, along with the Dorothy White #1H and the Norton Schaub #1H wells. The Dorothy White #1H well produced approximately 246,000 BOE, including 166,000 barrels of oil (67% oil) in about ten months of production and is currently producing about 500 barrels of oil per day and 1.5 million cubic feet of natural gas per day at almost 2,000 psi flowing surface pressure. As previously reported, Matador estimates this well is on track for an estimated ultimate recovery of approximately 1,000,000 BOE. The Norton Schaub #1H produced 85,000 BOE, including 59,000 barrels of oil (69% oil), in just under four months of production and is currently producing about 420 barrels of oil per day and 1.2 million cubic feet of natural gas per day at over 1,800 psi flowing surface pressure. The Company estimates that this well is on track for an estimated ultimate recovery of approximately 700,000 BOE. Matador continues to be pleased with both the early test results and the longer-term performance of its initial wells in the Wolf prospect area and expects comparable performance from the Arno #1H and Johnson 44-02S-B53 #204H wells. The Company expects to continue operating one of its two Permian rigs continuously in the Loving County area in development mode given these encouraging results.

Ranger Prospect Area

Also as announced on October 14, 2014, in the Ranger prospect area in Lea County, New Mexico, the Pickard State 20-18-34 #2H well flowed 270 BOE per day, including 232 barrels of oil per day and 225 thousand cubic feet of natural gas per day (86% oil) at 1,150 psi surface pressure on an 18/64th inch choke during its 24-hour initial potential test. This well was completed in the Wolfcamp “D” bench at approximately 12,000 feet true vertical depth, and Matador believes it to be the northernmost horizontal completion of the Wolfcamp “D” bench in the Delaware Basin. Matador drilled a 4,300-ft horizontal lateral in the Pickard State 20-18-34 #2H well and completed the well with 17 frac stages, including 192,000 barrels of fluid and 8.2 million pounds of sand. The Pickard State 20-18-34 #2H well has produced approximately 21,000 BOE in just over three months of production and is still producing almost 200 BOE per day, including 150 barrels per day of oil per day with gas lift assist. Matador is encouraged by the geopressured nature of this horizon, other zones of interest and the stabilized production rates of the current completion in the Wolfcamp “D” section and expects to drill another Wolfcamp “D” test in early 2015, most likely in the Twin Lakes prospect area.

Elsewhere in the Ranger prospect area, Matador’s first two Second Bone Spring completions also continue to perform very well. The Ranger 33 State Com #1H well has produced 158,000 BOE, including 144,000 barrels of oil (91% oil), in its first year of production and continues to produce about 300 barrels of oil per day with gas-lift assist. As previously reported, Matador estimates this well is on track for an estimated ultimate recovery of approximately 500,000 BOE. The Pickard State 20-18-34 #1H well has produced 43,000 BOE, including 40,000 barrels of oil (92% oil), after just over three months of production. Given the early success of the gas-lift assist on the Ranger 33 State Com #1H and in the Company’s Eagle Ford shale program, the Pickard State 20-18-34 #1H well was also equipped with gas-lift assist within about 30 days following its initial completion. This well has produced an average of about 400 barrels of oil per day with gas-lift assist over the last 30 days. The Company continues to be very encouraged by the early performance of these initial Second Bone Spring wells, and in particular, the way that these wells have responded to the early implementation of gas-lift assist.

Eagle Ford Shale - South Texas

At November 5, 2014, Matador is operating two drilling rigs in the Eagle Ford shale, and both are currently drilling in La Salle County. Both rigs are “walking” rigs, and Matador plans to conduct batch drilling on its Eagle Ford properties using these two rigs for the remainder of 2014. During the third quarter of 2014, the Company completed and began producing oil and natural gas from ten gross (9.4 net) Eagle Ford wells, all of which were operated wells. Matador completed three operated Eagle Ford wells each on its Northcut and Martin Ranch leases in La Salle County, three wells on its Danysh leases in Karnes County and one well on its Lyssy lease in southern Wilson County. Immediately following the end of the third quarter, in early October, Matador also completed and began producing three gross (3.0 net) additional Eagle Ford wells on its Pawelek lease in Karnes County. The Northcut wells began producing in mid-July, the Danysh wells began producing at the end of July, the Martin Ranch wells began producing in mid-September and the Lyssy well began producing in late September. As a result, most of these wells did not contribute fully to production volumes for the third quarter of 2014 or the first nine months of 2014. Due to the Company’s (1) batch drilling operations and other operating practices aimed at saving costs, improving operational efficiencies and increasing estimated ultimate recoveries, (2) increased completion activity from industry in these areas, (3) protection of producing wells during the drilling and completion of offsetting wells by both the Company and other operators and (4) continuing practice of managing bottomhole pressure by producing wells on restricted choke sizes, Matador had as much as 15 to 20% of its production capacity shut in or restricted at various times during the third quarter of 2014, and particularly so in the month of September. For the nine months ended September, 30, 2014, Matador had completed and begun producing oil and natural gas from 31 gross (26.6 net) Eagle Ford wells, including 27 gross (25.5 net) operated wells and 4 gross (1.1 net) non-operated wells.

Matador continues to achieve improvements in both drilling times and costs with these new-build rigs, which include the walking features. One recent well on Matador’s western acreage in La Salle County was drilled from spud to a total depth of 12,300 feet, including an approximate 5,100-foot lateral, in 7.4 days, which was a new Company record. Costs have also continued to decline in this area, primarily as a result of various drilling efficiencies, and several wells on Matador’s western acreage have been drilled and completed for between $5.5 and $6.0 million.

As reported on October 14, 2014, Matador’s downspacing efforts in the Eagle Ford shale have continued to achieve very positive results. Since the beginning of the third quarter, the Company drilled, completed and placed on production six gross (6.0 net) wells on its Danysh and Pawelek leases at 40 to 50-acre spacing. The initial flow rates and flowing pressures on these newer wells completed with Generation 7 fracture treatment designs have been consistently better than those results observed on the initial 80-acre wells completed with earlier generation fracture treatment designs, and the flowing pressures on these wells suggest minimal pressure depletion at these locations from earlier wells drilled and completed on the same leases. On its Danysh lease, 24-hour initial potential tests from Matador’s three most recent wells averaged 880 BOE per day, including 770 barrels of oil per day and 650 thousand cubic feet of natural gas per day (88% oil), at 2,400 to 2,500 psi flowing surface pressure on a 14/64th inch choke. On its Pawelek lease, 24-hour initial potential tests from Matador’s three most recent wells averaged 790 BOE per day, including 694 barrels of oil per day and 575 thousand cubic feet of natural gas per day (88% oil), at 2,700 to 3,000 psi flowing surface pressure on a 14/64th inch choke.

The three most recent wells drilled and placed on production on Matador’s Martin Ranch lease were also drilled at 40-acre spacing with strong initial test results. These wells were drilled on the western portion of Matador’s Martin Ranch lease and completed with Generation 7 fracture treatments. The 24-hour initial potential tests from these three wells averaged approximately 790 BOE per day, including 730 barrels of oil per day and 380 thousand cubic feet of natural gas per day (92% oil), at flowing surface pressures ranging from 1,900 to 2,750 psi on a 14/64th inch choke. Matador will also continue to test 40 to 50-acre spacing on its other properties in northwest La Salle County throughout the remainder of 2014. Given the results from its leases in both the central and western portions of the Eagle Ford play thus far, Matador currently expects to develop its remaining acreage in these areas on 40 to 50-acre spacing.

Haynesville Shale - Northwest Louisiana and East Texas

As previously reported, Chesapeake is in the process of drilling up to 45 gross (8.7 net) Haynesville shale wells on Matador’s Elm Grove acreage in southern Caddo Parish, Louisiana during 2014 and through early 2016. The Company retains the right to participate for up to a 25% working interest in all wells drilled on this property, with its working interest proportionately reduced to the leasehold position in any individual drilling unit. Chesapeake has been actively drilling on these properties since the second quarter of 2014, and had three rigs operating on these properties during the third quarter of 2014. The capital expenditures associated with this drilling program constitute approximately 10% of Matador’s capital expenditures this year.

On September 8, 2014, Matador reported that Chesapeake had completed and placed on production the first five of these Elm Grove Haynesville wells. In the first week of October, Chesapeake placed another four new Haynesville wells on production, making a total of nine wells on production. Drilling and completion costs for these initial wells have been between $7.0 and $8.0 million. At November 5, 2014, these nine gross wells (2.0 net to Matador) each continued to produce between 8 and 12 million cubic feet (gross) of natural gas per day, representing a total of approximately 17 million cubic feet of natural gas per day net to Matador’s interest. With the addition of these new Haynesville wells, as well as other newly completed Eagle Ford and Permian wells, Matador’s natural gas production has now increased to over 60 million cubic feet of natural gas per day, well more than double the Company’s average daily production of 27.4 million cubic feet of natural gas per day during the first quarter of 2014. Matador currently expects eight gross (1.9 net) additional Haynesville wells to be completed and placed on production by Chesapeake later in the fourth quarter. Matador expects these new Haynesville wells to have rates of return of 60 to 100% or higher, due in part to Matador’s higher net revenue interests (often 85 to 90%) and improved natural gas price realizations from these wells resulting from Matador’s election to take its natural gas production in kind.

Acreage Acquisitions
Matador began 2014 with approximately 70,800 gross (44,800 net) acres in the Permian Basin in Southeast New Mexico and West Texas. Between January 1 and October 1, 2014, Matador acquired an additional approximately 27,700 gross (20,200 net) acres in this area, primarily in Lea and Eddy Counties, New Mexico and Loving County, Texas. Including these acreage acquisitions, at October 1, 2014, Matador’s total Permian Basin acreage position was approximately 98,400 gross (65,000 net) acres. This leasehold position includes 11,200 gross (7,200 net) acres in Loving County, Texas (including a few small tracts in Reeves and Ward Counties), 14,900 gross (10,800 net) acres in the Ranger prospect area in Lea County, New Mexico, 21,000 gross (14,800 net) acres in the Rustler Breaks prospect area in Eddy County, New Mexico, 39,000 gross (27,500 net) acres in the Twin Lakes prospect area in Lea County, New Mexico, and 4,000 gross (3,400 net) acres in Howard and Dawson Counties, Texas.

Matador has also been actively acquiring additional Eagle Ford acreage in South Texas. Between January 1 and October 1, 2014, the Company acquired approximately 3,100 gross (2,900 net) acres in South Texas prospective for the Eagle Ford shale in La Salle, Karnes and southern Atascosa Counties. The Company will drill its first wells on a portion of this newly acquired acreage in Karnes County offsetting its Danysh and Pawelek leases in the fourth quarter of 2014. This newly acquired Eagle Ford acreage has the potential to add up to 75 additional gross drilling locations to Matador’s Eagle Ford development program and is consistent with Matador’s efforts over the past several years to keep its Eagle Ford inventory evergreen by adding enough acreage to replace, at a minimum, the acreage consumed by drilling the previous year. Matador plans to maintain leasing efforts in each of its three operating areas - Permian, Eagle Ford and Haynesville - as opportunities arise throughout the remainder of 2014.

Liquidity Update

At September 30, 2014, the borrowing base under the Company’s revolving credit facility was $450.0 million, based on the lenders’ review of Matador’s proved oil and natural gas reserves at July 31, 2014. At September 30, 2014, Matador had cash on hand totaling approximately $7.7 million, $250.0 million of outstanding long-term borrowings and approximately $0.6 million in outstanding letters of credit. During the three months ended September 30, 2014, these borrowings bore interest at an average effective interest rate of 2.9% per annum. The Company expects to be able to access future borrowings under its revolving credit facility to fund portions of its remaining 2014 capital expenditure requirements in excess of amounts available from the Company’s operating cash flows.

Hedging Positions

From time to time, Matador uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil, natural gas and natural gas liquids prices and to protect its cash flows and borrowing capacity.
At November 5, 2014, Matador had the following hedges in place, in the form of costless collars and swaps, for the remainder of 2014.

•	Approximately 0.4 million barrels of oil at a weighted average floor price of $88 per barrel and a weighted average ceiling price of $99 per barrel.

•	Approximately 1.1 billion cubic feet of natural gas at a weighted average floor price of $3.50 per MMBtu and a weighted average ceiling price of $4.93 per MMBtu.

•	Approximately 1.3 million gallons of natural gas liquids at a weighted average price of $1.25 per gallon.

At November 5, 2014, Matador had the following hedges in place, in the form of costless collars and swaps, for 2015.

•	Approximately 1.7 million barrels of oil at a weighted average floor price of $83 per barrel and a weighted average ceiling price of $100 per barrel.

•	Approximately 9.0 billion cubic feet of natural gas at a weighted average floor price of $3.77 per MMBtu and a weighted average ceiling price of $4.79 per MMBtu.

•	Approximately 3.8 million gallons of natural gas liquids at a weighted average price of $1.02 per gallon.

2014 Guidance Affirmation

As previously noted in this press release, Matador today reaffirms its 2014 guidance metrics as revised upwards on October 14, 2014, including (1) estimated capital expenditures of $570 million, (2) estimated total natural gas production of 16.0 to 17.5 billion cubic feet, (3) estimated total oil and natural gas revenues of $380 to $400 million, (4) estimated Adjusted EBITDA of $270 to $290 million and (5) estimated total oil production of 3.2 to 3.3 million barrels. Further, based on its October production results, the Company is now guiding investors to the high end of its upwardly revised oil production guidance, but maintaining its present guidance for oil and natural gas revenues and Adjusted EBITDA for 2014 due to the recent downward trend in oil price.

Matador expects to achieve strong growth in both oil and natural gas production during the fourth quarter of 2014. On October 14, 2014, the Company announced that it expected total oil equivalent production for 2014 to be between 5.9 and 6.0 million BOE. Based on its October production results, Matador anticipates its total oil equivalent production should be at the high end of this range, which represents an anticipated growth of approximately 33% in total oil equivalent production in the fourth quarter alone. Achieving the high end of its oil production and total oil equivalent production guidance would result in year-over-year growth of approximately 55% in oil production and approximately 40% in total oil equivalent production for 2014 as compared to 2013.

Should oil prices remain in the $80 per barrel range or lower, Matador will be cautious in its spending and anticipates presently that its 2015 capital expenditures could be lower than or flat as compared to its 2014 capital expenditures, with the Company continuing to rely on only a modest amount of debt in a sustainable fashion to fund any outspend of capital. Even with relatively flat capital expenditures in 2015 and primary reliance on cash flows, Matador would still expect the increase in its total oil equivalent (BOE) production to approach 50% in 2015, particularly as a result of the strong growth in both oil and natural gas production anticipated in the fourth quarter of 2014. Matador also expects this production growth to result in increases in 2015 in the Company’s assets, reserves and Adjusted EBITDA. Matador will provide more guidance and details on these expectations before the end of the year and at its next Analyst Day planned for January 15, 2015. As is its practice, Matador will remain alert to economic circumstances and expects to adjust its capital expenditures as the situation requires.

Conference Call Information

The Company will host a conference call on Thursday, November 6, 2014, at 9:00 a.m. Central Standard Time to discuss the third quarter 2014 financial and operational results. To access the conference call, domestic participants should dial (866) 318-8611 and international participants should dial (617) 399-5130. The participant passcode is 84822455. The conference call will also be available through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab through Friday, November 28, 2014.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Eagle Ford shale play in South Texas and the Wolfcamp and Bone Spring plays in the Permian Basin in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. Currently, Matador has two drilling rigs operating in South Texas and two drilling rigs operating in Southeast New Mexico and West Texas.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; its ability to make acquisitions on economically acceptable terms; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s SEC filings, including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Investor Relations
(972) 371-5225
mschmitz@matadorresources.com

Matador Resources Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	September 30, 2014	December 31, 2013
ASSETS
Current assets
Cash	$7,723	$6,287
Accounts receivable
Oil and natural gas revenues	33,440	25,823
Joint interest billings	9,322	4,785
Other	1,517	1,066
Derivative instruments	3,929	19
Deferred income taxes	—	1,636
Lease and well equipment inventory	1,278	785
Prepaid expenses	1,846	1,771
Total current assets	59,055	42,172
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	1,469,633	1,090,656
Unproved and unevaluated	269,049	194,306
Other property and equipment	35,435	29,910
Less accumulated depletion, depreciation and amortization	(559,965)	(468,995)
Net property and equipment	1,214,152	845,877
Other assets
Derivative instruments	1,278	173
Other assets	2,918	2,108
Total other assets	4,196	2,281
Total assets	$1,277,403	$890,330
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$15,420	$25,358
Accrued liabilities	119,361	63,987
Royalties payable	13,973	7,798
Derivative instruments	—	2,692
Deferred income taxes	802	—
Income taxes payable	2,969	404
Other current liabilities	95	88
Total current liabilities	152,620	100,327
Long-term liabilities
Borrowings under Credit Agreement	250,000	200,000
Asset retirement obligations	10,751	7,309
Derivative instruments	9	253
Deferred income taxes	42,508	10,929
Other long-term liabilities	3,176	2,588
Total long-term liabilities	306,444	221,079
Shareholders’ equity
Common stock - $0.01 par value, 80,000,000 shares authorized; 74,683,934 and 66,958,867 shares issued; and 73,348,734 and 65,652,690 shares outstanding, respectively	747	670
Additional paid-in capital	734,065	548,935
Retained earnings	94,292	30,084
Treasury stock, at cost, 1,335,200 and 1,306,177 shares, respectively	(10,765)	(10,765)
Total shareholders’ equity	818,339	568,924
Total liabilities and shareholders’ equity	$1,277,403	$890,330

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Oil and natural gas revenues	$96,617	$81,868	$274,605	$199,367
Realized loss on derivatives	(701)	(1,165)	(5,458)	(519)
Unrealized gain (loss) on derivatives	16,293	(9,327)	7,950	(6,626)
Total revenues	112,209	71,376	277,097	192,222
Expenses
Production taxes and marketing	8,617	6,559	23,739	15,107
Lease operating	13,691	8,569	34,747	29,608
Depletion, depreciation and amortization	35,143	26,127	90,970	74,593
Accretion of asset retirement obligations	130	86	371	248
Full-cost ceiling impairment	—	—	—	21,229
General and administrative	8,099	5,395	23,417	14,146
Total expenses	65,680	46,736	173,244	154,931
Operating income	46,529	24,640	103,853	37,291
Other income (expense)
Net loss on asset sales and inventory impairment	—	—	—	(192)
Interest expense	(673)	(2,038)	(3,685)	(4,919)
Interest and other income	267	66	715	181
Total other expense	(406)	(1,972)	(2,970)	(4,930)
Income before income taxes	46,123	22,668	100,883	32,361
Income tax provision (benefit)
Current	(156)	902	2,658	980
Deferred	16,660	1,661	34,017	1,661
Total income tax provision	16,504	2,563	36,675	2,641
Net income	$29,619	$20,105	$64,208	$29,720
Earnings per common share:
Basic	$0.40	$0.35	$0.93	$0.53
Diluted	$0.40	$0.35	$0.92	$0.53

Weighted average common shares outstanding
Basic	73,341	58,016	69,185	55,766
Diluted	74,028	58,152	69,879	55,889

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Nine Months Ended September 30,
	2014	2013
Operating activities
Net income	$64,208	$29,720
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized (gain) loss on derivatives	(7,950)	6,626
Depletion, depreciation and amortization	90,970	74,593
Accretion of asset retirement obligations	371	248
Full-cost ceiling impairment	—	21,229
Stock-based compensation expense	4,665	2,763
Deferred income tax provision	34,017	1,661
Net loss on asset sales and inventory impairment	—	192
Changes in operating assets and liabilities
Accounts receivable	(12,605)	(886)
Lease and well equipment inventory	(193)	198
Prepaid expenses	(74)	(2,148)
Other assets	(810)	(728)
Accounts payable, accrued liabilities and other current liabilities	(820)	(10,702)
Royalties payable	6,175	3,812
Advances from joint interest owners	—	(1,505)
Income taxes payable	2,565	980
Other long-term liabilities	(160)	1,139
Net cash provided by operating activities	180,359	127,192
Investing activities
Oil and natural gas properties capital expenditures	(407,023)	(257,216)
Expenditures for other property and equipment	(2,906)	(3,058)
Purchases of certificates of deposit	—	(61)
Maturities of certificates of deposit	—	251
Net cash used in investing activities	(409,929)	(260,084)
Financing activities
Repayments of borrowings under Credit Agreement	(180,000)	(130,000)
Borrowings under Credit Agreement	230,000	125,000
Proceeds from issuance of common stock	181,875	149,069
Cost to issue equity	(590)	(6,933)
Proceeds from stock options exercised	6	—
Taxes paid related to net share settlement of stock-based compensation	(285)	(9)
Net cash provided by financing activities	231,006	137,127
Increase in cash	1,436	4,235
Cash at beginning of period	6,287	2,095
Cash at end of period	$7,723	$6,330

Matador Resources Company and Subsidiaries
SELECTED OPERATING DATA - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net Production Volumes:(1)
Oil (MBbl)(2)	839	617	2,302	1,524
Natural gas (Bcf)(3)	3.8	3.7	9.9	10.0
Total oil equivalent (MBOE)(4)	1,481	1,240	3,956	3,184
Average daily production (BOE/d)(5)	16,096	13,482	14,490	11,663
Average Sales Prices:
Oil, with realized derivatives (per Bbl)	$91.42	$101.69	$93.48	$102.24
Oil, without realized derivatives (per Bbl)	$92.39	$104.15	$95.45	$103.34
Natural gas, with realized derivatives (per Mcf)	$4.99	$4.81	$5.44	$4.35
Natural gas, without realized derivatives (per Mcf)	$4.95	$4.71	$5.53	$4.20
Operating Expenses (per BOE):
Production taxes and marketing	$5.82	$5.29	$6.00	$4.74
Lease operating	$9.25	$6.91	$8.78	$9.30
Depletion, depreciation and amortization	$23.73	$21.06	$23.00	$23.43
General and administrative	$5.47	$4.35	$5.92	$4.44

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six Mcf of natural gas.
(5) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six Mcf of natural gas.
SELECTED ESTIMATED PROVED RESERVES DATA - UNAUDITED

	September 30, 2014	December 31, 2013	September 30, 2013
Estimated proved reserves:(1)(2)
Oil (MBbl)(3)	21,519	16,362	13,878
Natural Gas (Bcf)(4)	236.7	212.2	182.0
Total (MBOE)(5)	60,969	51,729	44,211
Estimated proved developed reserves:
Oil (MBbl)(3)	12,192	8,258	6,859
Natural Gas (Bcf)(4)	78.3	53.5	56.9
Total (MBOE)(5)	25,242	17,168	16,338
Percent developed	41.4%	33.2%	37.0%
Estimated proved undeveloped reserves:
Oil (MBbl)(3)	9,327	8,104	7,019
Natural Gas (Bcf)(4)	158.4	158.7	125.1
Total (MBOE)(5)	35,727	34,561	27,873
PV-10 (in millions)	$952.0	$655.2	$538.6
Standardized Measure (in millions)	$835.1	$578.7	$486.1
(1) Numbers in table may not total due to rounding.
(2) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(3) One thousand barrels of oil.
(4) One billion cubic feet of natural gas.
(5) One thousand barrels of oil equivalent, estimated using a conversation ratio of one barrel of oil per six Mcf of natural gas.

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are forward-looking or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because the forward-looking Adjusted EBITDA numbers included in this press release are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items.

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,		Year Ended December 31,
(In thousands)	2014	2013	2014	2014	2013	2013
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$29,619	$20,105	$18,226	$64,208	$29,720	$45,094
Interest expense	673	2,038	1,616	3,685	4,919	5,687
Total income tax provision	16,504	2,563	10,634	36,675	2,641	9,697
Depletion, depreciation and amortization	35,143	26,127	31,797	90,970	74,593	98,395
Accretion of asset retirement obligations	130	86	123	371	248	348
Full-cost ceiling impairment	—	—	—	—	21,229	21,229
Unrealized (gain) loss on derivatives	(16,293)	9,327	5,234	(7,950)	6,626	7,232
Stock-based compensation expense	1,038	1,239	1,834	4,665	2,763	3,897
Net loss on asset sales and inventory impairment	—	—	—	—	192	192
Adjusted EBITDA	$66,814	$61,485	$69,464	$192,624	$142,931	$191,771

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,		Year Ended December 31,
(In thousands)	2014	2013	2014	2014	2013	2013
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$66,883	$43,280	$81,530	$180,359	$127,192	$179,470
Net change in operating assets and liabilities	(586)	15,265	(15,221)	5,922	9,840	6,210
Interest expense	673	2,038	1,616	3,685	4,919	5,687
Current income tax (benefit) provision	(156)	902	1,539	2,658	980	404
Adjusted EBITDA	$66,814	$61,485	$69,464	$192,624	$142,931	$191,771

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by reducing PV-10 by the discounted future income taxes associated with such reserves.

(in millions)	At September 30, 2014	At December 31, 2013	At September 30, 2013
PV-10	$952.0	$655.2	$538.6
Discounted future income taxes	(116.9)	(76.5)	(52.5)
Standardized Measure	$835.1	$578.7	$486.1